UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

CAPITAL SENIOR LIVING CORPORATION
(Name of Registrant as Specified in Its Charter)

ORTELIUS ADVISORS, L.P. PANGAEA VENTURES, L.P. PETER DESORCY
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐          Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Ortelius Advisors, L.P. (“Ortelius Advisors”), together with the other participants in its solicitation, has filed a definitive proxy statement and accompanying GOLD proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes against the proposed securities issuances by Capital Senior Living Corporation (the “Company”) to affiliates of Conversant Capital LLC as contemplated by an Amended and Restated Investment Agreement entered into by and among such parties, and other Company proposals, at the upcoming special meeting of stockholders of the Company.

Item 1: On October 11, 2021, Ortelius Advisors issued the following press release:

Ortelius Rejects ISS’ Recommendation that Capital Senior Living’s Stockholders Vote for a Costly, Dilutive and Poorly-Structured Deal when Superior Financing Alternatives are Readily Available

Believes ISS Issued a Flawed and Unorthodox Recommendation for “Cautionary Support” Based on Capital Senior Living’s Hyperbolic and Unsupported Claims of Insolvency Risks

Highlights that Capital Senior Living’s Disclosures Show the Company’s Financial Position has been Dramatically Improving and Occupancy Rates are Returning to Pre-Pandemic Levels

Reiterates Ortelius is Committed to Immediately Infusing $30 Million in Contingency-Free Capital via a Rights Offering, While Noting Invictus Publicly Committed to Immediately Infusing $25 Million in Contingency-Free Capital as Part of its Seemingly Superior $150 Million Public Proposal

Underscores that Ortelius and Others have Attempted to Engage with the Company Regarding Alternative Financing Solutions, but the Board Signed Away its Fiduciary Out and Remains Legally Prevented from Discussing Alternatives Until the Conversant Deal is Voted Down

Urges Stockholders to Protect Their Investment from Punitive and Unnecessary Dilution by Voting AGAINST the Amended Transactions at the October 22nd Special Meeting

NEW YORK--(BUSINESS WIRE)--Ortelius Advisors, L.P. (together with its affiliates, “Ortelius” or “we”), which owns approximately 12.7% of the outstanding common stock of Capital Senior Living Corporation (NYSE: CSU) (“Capital Senior Living” or the “Company”), today responded to the recommendation issued by Institutional Shareholder Services, Inc. (“ISS”) regarding the Company’s amended financing transactions (the “Amended Transactions”) with Conversant Capital LLC (together with its affiliates, “Conversant”). The Amended Transactions are also supported by Arbiter Partners QP, LP (“Arbiter”) and Silk Partners, LP (“Silk”), who each received special consideration in exchange for signing voting agreements with the Company. Ortelius urges Capital Senior Living’s stockholders to vote AGAINST all of the Company’s proposals, including the Amended Transactions, on the GOLD proxy card at the upcoming meeting of stockholders (the “Special Meeting”) on October 22, 2021. Voting down the Amended Transactions will enable the Board of Directors (the "Board") to pursue readily-available financing alternatives being championed by existing stockholders. Please visit www.SaveCSU.com for all documents and presentations pertaining to our advocacy on behalf of all of the Company’s stockholders.

Peter DeSorcy, Managing Member of Ortelius, commented:

“We firmly believe ISS erred by recommending ‘cautionary support’ for the costly, dilutive and poorly-structured Amended Transactions that would seize significant value from existing stockholders and hand de facto control of Capital Senior Living to Conversant and Silk following their privately-negotiated agreement. We question how ISS can provide ‘cautionary support’ for this type of deal on one hand, while acknowledging the existence of 'a competing offer that could address the company's capital needs with less dilution' on the other hand. The fact is that Ortelius and other stockholders, such as Invictus Global Management LLC ("Invictus"), have made public commitments to promptly provide affordable, contingency-free and potentially non-dilutive capital to address the Company’s liquidity needs. It appears ISS overlooked that the Ortelius and Invictus proposals include an immediate injection of $55 million, and that the Invictus terms include a subsequent $75 million in the form of a backstopped rights offering for a convertible instrument that could mitigate dilution for participants and minimize leverage over time. We see absolutely no need to vote for the Amended Transactions, which include punitive dilution and give away control of the business at a discount to a subset of stockholders who struck a secret agreement at the expense of all other investors.

It appears that the only reason ISS tepidly supported the Amended Transactions is because they provide a degree of 'certainty.’ However, there are existing stockholders committed to providing immediate capital on far better terms. We believe the Ortelius and Invictus commitments represent the highest level of certainty possible without investors having the ability to negotiate with the Company due to its extremely questionable decision to give up its right to negotiate with parties offering superior alternative financing. Ortelius invites all fellow stockholders – large and small – to engage with us to understand our analysis of the Company’s capital needs and the readily-available financing alternatives that exist.”

Here are just a few of the key facts that reinforce why the Amended Transactions are the wrong path forward for the Company's stockholders:

•	Capital Senior Living’s October 7th claim that voting down the Amended Transactions will lead to “insolvency” is unsupported by any publicly-available financial analysis – this hyperbolic claim leads us to believe that the Company’s leadership, which is economically incentivized and contractually required to support the Conversant deal, will continue to say anything to try to secure votes. It is a fact that Capital Senior Living’s Board signed away its fiduciary out and right to engage on a superior alternative financing when it signed the Conversant deal.

•	Capital Senior Living’s Amended Transactions were the byproduct of the Board and Conversant privately securing the support of Arbiter and Silk, who are now receiving special financial and governance benefits at the expense of all other stockholders – we cannot see how any engaged stockholder could support an egregiously dilutive and questionable deal that appears to include unseemly bribes. It is a fact that Ortelius and others have each tried to engage with Capital Senior Living about far better alternatives, but the Company is unable to engage because of its restrictive agreement with Conversant.

•	Capital Senior Living’s own disclosures show that its fundamentals and financial position are dramatically improving – in addition to the fact that occupancy rates are almost at pre-pandemic levels, the Company already extended its loan with BBVA Bancshares, Inc. for 12 months and the vast majority of its remaining near-term debt is non-recourse and well over-collateralized. The fact that other capital providers were not available in the spring does not mean stockholders should support a terrible deal now, when multiple parties are putting forth viable proposals. We believe all stockholders, including long-suffering stockholders, can enjoy the full extent of Capital Senior Living’s post-pandemic recovery if the Amended Transactions are voted down. If the overhang of massive dilution is eliminated, we suspect the Company’s stock price could rebound to its one-year high of more than $57 in the near-term, and the long-term value creation could be even more significant.

•	Capital Senior Living has multiple financing alternatives that can be promptly executed as soon as the Amended Transactions are voted down on October 22nd – Ortelius has publicly committed to immediately infusing $30 million into the business via a rights offering, while Invictus has publicly disclosed a $150 million proposal that is potentially non-dilutive and includes an immediate $25 million non-contingent bridge loan. The firm has committed to providing the non-contingent bridge loan to keep the Company solvent while it performs accelerated confirmatory diligence that supplements its prior analysis. We support the firm’s $150 million construct, which is less costly and would significantly extend the debt maturities for the benefit of all stakeholders.

***

About Ortelius Advisors, L.P.

Ortelius is a research-intensive, fundamental-based, activist-oriented alternative investment management firm focused on event-driven opportunities. Founded in 2015 by Peter DeSorcy and H.R.H. Prince Pavlos, the asset manager is based in New York City.

Contacts

Stockholders:

Okapi Partners

Mark Harnett, 646-556-9350

mharnett@okapipartners.com

Media:

MKA

Greg Marose / Charlotte Kiaie, 646-386-0091

gmarose@mkacomms.com / ckiaie@mkacomms.com

Item 2: Also on October 11, 2021, Ortelius Advisors uploaded the following materials to www.SaveCSU.com:

Item 3: On October 12, 2021, Ortelius Advisors filed an amendment to its Schedule 13D disclosing and attaching a book and records request delivered to the Company on October 8, 2021 (the “Books and Records Request”). A copy of the Books and Records Request is attached hereto as Exhibit 99.1.